Amendment No. 1 to Purchase and Sale Agreement

Amendment No. 1, dated January 15, 2016 (the “Amendment”) to the Purchase and Sale Agreement, dated December 29, 2015, among SunEdison, Inc., as Seller Parent, SUNE Hawaii Solar Holdings, LLC, First Wind Solar Portfolio, LLC, First Wind California Holdings, LLC and SUNE Wind Holdings, Inc., as Sellers, Seller Note, LLC, as Note Issuer and Madison Dearborn Capital Partners IV, L.P., D. E. Shaw Composite Holdings, L.L.C., D. E. Shaw CF-SP Series 1 MWP Acquisition, L.L.C., D. E. Shaw CF-SP Series 13-04, L.L.C., D. E. Shaw CF-SP Series 8-01, L.L.C., D. E. Shaw CF-SP Series 11-06, L.L.C., D. E. Shaw CF-SP Series 10-07, L.L.C. and Northwestern University, as Buyers (the “Purchase Agreement”).
RECITAL

A.
The Purchase Agreement included certain undertakings of the Parties relating to a Project being undertaken by the Mount Signal Group, including, subject to the terms and conditions therein, a purchase of the Mount Signal Group by the Buyers or their designee.

B.
D. E. Shaw Renewable Investments, L.L.C. (“DESRI”), as designee of the Buyers, is working in good faith with 8 Minute Energy and/or its Affiliates to negotiate definitive agreements with 8 Minute Energy and Seller Parent with respect to the acquisition of the Mount Signal Group.

C.	In order to facilitate these negotiations, the Parties wish to amend certain provisions of the Purchase Agreement as set forth herein.
NOW, THEREFORE, in consideration of the premises and mutual representations and other good and valuable consideration, the parties hereto agree as follows.

1.	Definitions.

a.	Capitalized terms used herein without definition have the meanings set forth in the Purchase Agreement.

b.	The following definitions are hereby inserted alphabetically in Section 1.01 of the Purchase Agreement:

i.
“Mount Signal Amount Payment Date” means the Closing Date with respect to the Mount Signal Group, provided, that if such Closing Date is scheduled to occur prior to April 1, 2016, Buyers, or if a Mount Signal PSA has been executed and delivered by all parties thereto and has not been terminated in accordance with its terms, the Mount Signal Designated Buyers, shall have received ten (10) Business Days prior written notice of such scheduled Closing Date.

ii.
“Mount Signal Designated Buyers” means DESRI, 8 Minute Energy (but, prior to the execution and delivery of a Mount Signal PSA, provided that 8 Minute Energy is working with Buyers and DESRI towards the execution and delivery of a Mount Signal PSA; if 8 Minute Energy discontinues working with Buyers and DESRI prior to execution and delivery of a Mount Signal PSA, Buyers may revoke 8 Minute Energy’s (or any of its designated Affiliates’) status as a Mount Signal Designated Buyer upon prompt notification to Seller Parent and 8 Minute Energy in writing), and their designated Affiliates.  For the avoidance of doubt, notwithstanding any such designation, except as otherwise provided herein, Buyers shall remain responsible and liable for their obligations under this Agreement and the Ancillary Agreements.

iii.
“Mount Signal Exclusivity Period” means the period beginning January 15, 2016 and ending on the earlier of (i) the New Mount Signal Long Stop Date and (ii) the execution and delivery of a Mount Signal PSA.

iv.	“New Mount Signal Long Stop Date” means February 29, 2016.

v.
“Mount Signal PSA” means a definitive agreement entered into between Mount Signal Seller or its Affiliates and one or more Mount Signal Designated Buyers with respect to the purchase and sale of the Mount Signal Group or the Projects thereof in form and substance satisfactory to Buyers.

2.	Amendments.

a.	A new sentence is added to the end of Section 2.02, as follows:

Notwithstanding anything contrary in this Article II, if a Mount Signal PSA is executed and delivered by all the parties thereto, unless and until such Mount Signal PSA has been terminated in accordance with its terms, Section 2.01(a) and the first two sentences of this Section 2.02 shall not apply with respect to the Mount Signal Group. Furthermore, if a Mount Signal PSA is executed and delivered by all the parties thereto, unless and until such Mount Signal PSA has been terminated in accordance with its terms, the term “Closing” with respect to the Mount Signal Group shall be deemed to mean for all purposes under this Agreement the closing of the transactions contemplated by the Mount Signal PSA and, for the avoidance of doubt, the parties acknowledge and agree upon the occurrence of the closing of the transactions contemplated by the Mount Signal PSA, the Closing with respect to the Mount Signal Group under this Agreement shall be deemed to have occurred and, without limiting any Mount Signal Designated Buyer’s rights and remedies under the Mount Signal PSA, no Buyer or any of its Affiliates may claim that such Closing did not occur, and, for the avoidance of doubt, Buyers shall cause the transactions contemplated by Section 2.01(c) to be effected with respect to the Mount Signal Group concurrently with such closing under the Mount Signal PSA.

b.	Section 6.14 of the Purchase Agreement is amended by deleting the date “January 15, 2016” each time it appears and inserting in its place the phrase “New Mount Signal Long Stop Date”.

c.
In Section 6.14(c), the phrase “then the applicable Closing will occur as soon as practicable thereafter and on or prior to January 31, 2016,” is replaced with “then, if a Mount Signal PSA is executed and delivered by all parties thereto, unless such Mount Signal PSA is terminated in accordance with its terms, the applicable Closing will occur in accordance with the terms thereof, and otherwise the applicable Closing will occur in accordance with the terms and conditions of this Agreement, and on the applicable Mount Signal Amount Payment Date,”.

d.	A new sentence is added at the end of Section 6.14(b) as follows:

If a Mount Signal PSA is executed and delivered by all the parties thereto, Seller Parent shall promptly (but in any event prior to the Closing with respect to the Mount Signal Group), cause the Company Group Entities with respect to the Mount Signal Group (collectively, the “Mount Signal Project Entities”) to agree in writing (in form and substance reasonably satisfactory to Buyers) (the “Mount Signal Payment Agreement”)

to pay, conditioned on the occurrence of the Closing with respect to the Mount Signal Group, to each Buyer an amount equal to such Buyer’s pro rata share of $33.3 million, such payment to be made on the later of (i) the Closing Date with respect to the Mount Signal Group (and, for the avoidance of doubt, after the Closing on such Closing Date), and (ii) the earlier of (a) the date of issuance of the full notice to proceed (or equivalent notice) under the applicable main construction agreement with respect to the Project of Imperial Valley Solar 2, LLC and the Project of Imperial Valley Solar 3, LLC (whichever is later) and (b) September 30, 2016.

e.	The last sentence of Section 6.14(c) is deleted and the following new sentence is added:

Notwithstanding the foregoing and Section 12.10, if (i) a Mount Signal PSA is executed and delivered by all parties thereto, and (ii) in such Mount Signal PSA, the Mount Signal Designated Buyers agree to assume and perform the obligations of Buyers in this Section 6.14(c) to pay the Mount Signal Amount on the Mount Signal Amount Payment Date, then upon the closing of the transactions contemplated by such Mount Signal PSA, Seller and Seller Parent shall be deemed to have been automatically released Buyers from the obligations to pay the Mount Signal Amount as set forth in this Section 6.14(c).

f.	A new Section 6.14(e) is inserted at the end of Section 6.14, as follows:

(e) During the Mount Signal Exclusivity Period, Sellers and Seller Parent shall, and shall cause their Affiliates to, deal exclusively with the Buyers and the Mount Signal Designated Buyers regarding the sale and purchase of the Mount Signal Group and the Project under development by the Mount Signal Group. Specifically, during the Mount Signal Exclusivity Period, the Sellers and Seller Parent shall not initiate or engage in any discussions with any Person regarding the direct or indirect purchase or sale, or investment in, the Mount Signal Group or the Project being developed by the Mount Signal Group, and if any Seller or Seller Parent is approached by any Person during the Mount Signal Exclusivity Period, Sellers and Seller Parent shall promptly notify Buyers thereof. DESRI and 8 Minute Energy are express third party beneficiaries of this Section 6.14(e).

g.	A new Section 6.14(f) is inserted at the end of Section 6.14, as follows:

(f) If a Mount Signal PSA is executed and delivered by all parties thereto, unless and until such Mount Signal PSA has been terminated in accordance with its terms, none of Buyers or their Affiliates shall have any right to enforce any of the obligations of Seller Parent or Sellers under Sections 6.01, 6.02, 6.03, 6.04, 6.06, 6.13 or 6.15 with respect to the Mount Signal Group or the Projects thereof. Furthermore, if a Mount Signal PSA is executed and delivered by all parties thereto Seller Parent and Sellers may not, and shall cause their Affiliates that are party to the Mount Signal PSA not to, consummate the transactions contemplated by the Mount Signal PSA, unless Seller Parent shall have complied with its obligations pursuant to the last sentence of Section 6.14(b) and the Mount Signal Project Entities shall have executed and delivered to Buyers the Mount Signal Payment Agreement.

h.	A new Section 6.20(d) is inserted at the end of Section 6.20, as follows:

(d) Notwithstanding the terms of Section 6.20(b), if a Mount Signal PSA is executed and delivered by all parties thereto and the transactions contemplated thereby are consummated, with respect to letters of credit and bonds posted by Seller Parent in respect of the Mount Signal Group, Seller Parent acknowledges and agrees that (i) those letters of credit shall, and Seller Parent shall cause them to, remain in force following the applicable Closing through June 30, 2016, (ii) Buyers shall not be required to replace or to use good faith efforts to replace (including during the period prior to the execution and delivery of a Mount Signal PSA, so long as Seller Parent and the Mount Designated Buyers are actively engaged in negotiations with respect thereto, or, after the execution and delivery of such Mount Signal PSA, the period prior to the consummation of the transactions contemplated thereby, unless and until such Mount Signal PSA has been terminated in accordance with its terms) such letters of credit or bonds (as applicable) with respect to the Mount Signal Group prior to June 30, 2016 (provided, that, for the avoidance of doubt, nothing in this Section 6.20(d) shall be deemed to affect Buyers’ obligation to replace such letters of credit or bonds (as applicable) no later than June 30, 2016 pursuant to clause (ii) of the second sentence of Section 6.20(d), and (iii) notwithstanding Paragraph (1) of Section 6.20(b)(i) Buyers shall not be required to pay any letter of credit fees or similar fees to Seller Parent or its Affiliates in connection with such letters of credit and bonds until April 1, 2016 (after which date, Buyers shall pay Seller Parent an 8% per annum letter of credit fee for so long as such letters of credit and bonds remain outstanding).

i.	A new Section 11.04(h) is inserted at the end of Section 11.04, as follows:
(h) If a Mount Signal PSA is executed and delivered by all parties thereto and the transactions contemplated thereby are consummated, none of Buyers or their Affiliates shall have any right to make any Buyer Indemnification Claim under this Article XI, or otherwise any claim related to a breach of covenant or other agreement of Seller Parent or Sellers under this Agreement, in each case in respect of the Mount Signal Group or the Projects thereof.

j.	The notice information in Section 12.07 for Seller Parent and Sellers is corrected to include the following e-mail address: MTruong@sunedison.com.

3.
Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Amendment shall be governed by and construed in accordance with the terms and conditions set forth in Sections 12.14, 12.15 and 12.16 of the Purchase Agreement, which are hereby incorporated by reference.

4.
Counterparts. This Amendment may be executed in several identical counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Amendment may be delivered by facsimile, electronic mail or otherwise, each of which shall be deemed to be an original.

5.	Headings. The headings contained in this Amendment are for purposes of convenience only and shall not constitute a part of or affect the meaning or interpretation of this Amendment.

6.
Entire Agreement. Upon the effectiveness of this Amendment, each reference in the Purchase Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Purchase Agreement as amended hereby.

7.	No Other Changes; Incorporation by Reference. Except as set forth herein, the Purchase Agreement remains in full force and effect and there are no other changes, amendments or waivers.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

SUNEDISON, INC

By: ______________________________ Name: Title:

MADISON DEARBORN CAPITAL PARTNERS IV, L.P.

By:Madison Dearborn Partners IV, L.P.
Its:General Partner

By:Madison Dearborn Partners, LLC
Its:General Partner

By: ______________________________ Name: Title:

D. E. SHAW COMPOSITE HOLDINGS, L.L.C.

By: ______________________________ Name: Title: